UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

May 9, 2013

ESCALON MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-20127	33-0272839
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

435 Devon Park Drive, Building 100 Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 688-6830

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2013, Jay L. Federman and Anthony J. Coppola submitted their respective resignations from our board of directors and our board of directors accepted their resignations. To the knowledge of our executive officers, neither Dr. Federman nor Mr. Coppola had any disagreement with us on any matter relating to our operations, policies or practices.

On May 9, 2013, our board appointed Richard J. DePiano Jr., our president and general counsel, as a Class I director, filling the vacancy resulting from Mr. Coppola’s resignation. Mr. DePiano, Jr. was appointed our chief operating officer and general counsel December 28, 2006 and as our president on January 1, 2008. Mr. DePiano, Jr. joined us in November of 2000 as vice president corporate and legal affairs. Prior to joining us, Mr. DePiano, Jr. worked with Forceno & Arangio, L.L.P., from September 1998 until November 2000 as a senior associate representing individual and business clients in various areas of the law including mergers and acquisitions, automotive dealership representation, family, small and emerging businesses, securities law, venture capital financing, consumer finance and general corporate and commercial matters. Prior to this, Mr. DePiano, Jr. was in private law practice since 1992. He served as president in 2008 and 2009 and was a member of the board of directors of the Delaware Valley Corporate Counsel Association from 2005 until 2010 (“DELVACCA”). Mr. DePiano, Jr. also serves as the chairman of the nominations committee, chairman of the law school initiative committee and member of the pro-bono committee of DELVACCA. He also is Chairman of the Board of Directors of the Montgomery County Industrial Development Authority. Mr. DePiano also currently serves as a member of the Board of Directors of Senior Health Properties-South, Inc. and serves as Chairman of the Board of Directors of the Amoore Group Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESCALON MEDICAL CORP.

By:	/s/ Robert O’Connor
Robert O’Connor,
Chief Financial Officer

Date: May 15, 2013